Exhibit 11
                                CenturyTel, Inc.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
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                                                           Three months                  Nine months
                                                        ended September 30,          ended September 30,
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                                                        2004          2003           2004          2003
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                                                               (Dollars, except per share amounts,
                                                                    and shares in thousands)
Income (Numerator):
Net income                                        $     86,192        90,979        252,755       262,265
Dividends applicable to preferred stock                   (100)         (100)          (299)         (299)
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Net income applicable to common stock                   86,092        90,879        252,456       261,966
Dividends applicable to preferred stock                    100           100            299           299
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Net income as adjusted for purposes of
  computing diluted earnings per share            $     86,192        90,979        252,755       262,265
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Shares (Denominator):
Weighted average number of shares:
     Outstanding during period                         134,885       143,983        138,525       143,474
     Employee Stock Ownership Plan shares
       not committed to be released                          -           (86)           (13)         (104)
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Number of shares for computing basic
  earnings per share                                   134,885       143,897        138,512       143,370

Incremental common shares attributable
  to dilutive securities:
     Shares issuable under convertible securities          435           435            435           435
     Shares issuable under stock option plan               417           839            377           676
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Number of shares as adjusted for purposes
  of computing diluted earnings per share              135,737       145,171        139,324       144,481
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Basic earnings per share                          $        .64           .63           1.82          1.83
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Diluted earnings per share                        $        .63           .63           1.81          1.82
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